PRUDENTIAL GLOBAL LIMITED MATURITY FUND, INC.
                                   (the Fund)

                                     Form of

                AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3

         The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares in the Fund. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.


                              CLASS CHARACTERISTICS

CLASS A SHARES:                     Class   A    shares    are    subject   to a
                                    high initial sales charge and a distribution
                                    and/or  service  fee  pursuant to Rule 12b-1
                                    under the 1940 Act (Rule  12b-1  fee) not to
                                    exceed  .30 of 1% per  annum of the  average
                                    daily net assets of the class.  The  initial
                                    sales   charge  is  waived  or  reduced  for
                                    certain eligible investors.

CLASS B SHARES:                     Class B shares are not subject to an initial
--------------                      sales  charge  but  are  subject  to a  high
                                    contingent  deferred sales charge (declining
                                    from [3%]  [5%] to zero  over a  [four-year]
                                    [six-year]  period) which will be imposed on
                                    certain redemptions and a Rule 12b-1 fee not
                                    to exceed 1% per annum of the average  daily
                                    net  assets  of the  class.  The  contingent
                                    deferred  sales charge is waived for certain
                                    eligible    investors.    Class   B   shares
                                    automatically convert to Class A shares approximately [five] [seven] years after purchase.

CLASS C SHARES:                     Class C shares  issued  before   October 28,
--------------                      1998 are not  subject  to an  initial  sales
                                    charge but are subject to a 1% contingent deferred sales charge which will be imposed on certain redemptions within the first 12 month after purchase and a Rule 12b-1 fee not to exceed 1% per annum of the average daily net assets of the class. Class C shares issued on or after October 28, 1998 are subject to a low initial sales charge and a 1% contingent deferred sales charge which will be imposed on certain redemptions within the first 18 months after purchase and a Rule 12b-1 fee not to exceed 1% per annum of the average daily net assets of the class.



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CLASS Z SHARES:                     Class Z shares are not  subject to either an
---------------                     initial or contingent deferred sales charge,
                                    nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of the Fund will be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

         Holders of Class A Shares, Class B Shares, Class C Shares and Class Z Shares shall have such exchange privileges as set forth in the Fund's current prospectus. Exchange privileges may vary among classes and among holders of a Class.

                               CONVERSION FEATURES

         Class B shares will automatically convert to Class A shares on a quarterly basis approximately [five] [seven] years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any


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         material   conflicts  among the interests of its several classes.  The
         Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments Fund Management LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.


Approved: August 26, 1998

Effective: October 28, 1998

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